Exhibit 5.1

BRUCE J. RUSHALL EILEEN L. McGEEVER LUCI MONTGOMERY	RUSHALL & McGEEVER A PROFESSIONAL CORPORATION 6100 INNOVATION WAY CARLSBAD, CALIFORNIA 92009	TELEPHONE: (760) 438-6855 FACSIMILE: (760) 438-3026 rm@rushallmcgeever.com

March 9, 2010

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
915 West Imperial Highway, Suite 120
Brea, CA 92821

Re:	Registration of $100 Million of Class A Notes Legality of Class A Notes

Gentlemen:

You have requested that we, as special legal counsel to Ministry Partners Investment Company, LLC (the "Company"), render our opinion as to the validity of the Company's issuance of up to $100,000,000 in principal amount of its Class A Notes (the "Notes") which are to be issued in three Series, Fixed, Flex and Variable, in the manner described in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 23, 2009, as part of which this letter is being submitted by pre-effective amendment No. 1 (the "Registration Statement").

Based upon our review of the form of the Notes, the Class A Notes Indenture, the Registration Statement, the Company's books and records, and such other documents as we have deemed necessary, it is our opinion that the Notes have been duly authorized and, when the Notes have been executed and authenticated in the manner set forth in the Registration Statement and delivered against full payment therefor: (a) the Notes will constitute the legal, valid, and binding obligations of the Company; and (b) subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally, the Notes will be enforceable as to the Company in accordance with their terms and the terms of the Indenture.

In rendering the opinion expressed herein, we have assumed without investigation that, with respect to each offer, issuance, sale, delivery or performance by the Company of the Notes in the manner described in the Registration Statement and each purchase of the Notes by the purchaser thereof: (i) the offer, issuance, sale, purchase, execution and delivery of the Notes, including the described documents relating thereto, will not, as to the Company or any other party thereto, violate or result in a breach of any law, statute, ordinance, rule, regulation, award, order, decree, or judgment, whether then or subsequently in effect; (ii) at the time thereof and at all times subsequent thereto, the persons authorizing for the Company each such offer, issuance, sale, execution, delivery or performance will not violate any fiduciary or other duty owed by them; (iii) no event has taken place subsequent to any such offer, issuance, sale, purchase, execution, delivery or performance will take place which would cause any such offer, issuance, sale, delivery, purchase, execution, delivery or performance not to comply with any such law, statute, ordinance, rule, regulation, order, decree, judgment or duty, or which would permit the Company or any such other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery, purchase, execution, performance, transaction, document or oral agreement; (iv) there was no misrepresentation, omission, or deceit by the Company, any such other party, or any other person or entity acting for or with the Company or the purchaser in connection with any such offer, issuance, sale, purchase, execution, delivery or performance; and (v) each other party to such offer, issuance, sale, purchase, execution delivery or performance had the power, authority and capacity to consummate such purchase.

RUSHALL & McGEEVER
    A PROFESSIONAL CORPORATION

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
March 9, 2010

We have assumed without investigation the authenticity of any documents submitted to us as an original, the conformity to the originals of any documents submitted to us as a copy, the genuineness of all signatures, and the legal capacity of natural persons.

This opinion is furnished by us as special counsel to you and is solely for your benefit. We hereby consent to the use of our opinion herein in the Registration Statement. Except for such use, neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Very truly yours,

/s/ Bruce J. Rushall
BRUCE J. RUSHALL
for the Firm of
RUSHALL & McGEEVER

BJR:cak